Exhibit 107

 Calculation of Filing Fee Tables

Form S-8
(Form Type)

Rimini Street, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(4)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share, issuable under the 2013 Equity Incentive Plan	Rule 457(c) Rule 457(h)	3,540,666	$4.325	$15,313,380	0.0001102	$1,687.53
	Total Offering Amounts					$15,313,380		$1,687.53
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$1,687.53

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), which become issuable under the Registrant’s 2013 Equity Incentive Plan, as amended and restated in July 2017 (the “2013 Plan”) by reason of any stock split, stock dividend or similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents shares of Common Stock that were automatically added to the shares reserved for issuance under the 2013 Plan on January 1, 2023, pursuant to an “evergreen” provision contained in the 2013 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2013 Plan will increase on the first day of each fiscal year beginning in 2018 in an amount equal to the lesser of (i) approximately 4.8 million shares; (ii) 4% of the outstanding shares of all classes of the Registrant’s Common Stock as of the last day of the immediately preceding fiscal year; or (iii) such other amount as the Registrant’s Board of Directors may determine.
(3)	Estimated in accordance with Rule 457(c) and (h) of the Securities Act for 3,540,666 shares of Common Stock reserved for future issuance under the 2013 Plan as of January 1, 2023, solely for the purpose of calculating the registration fee on the basis of $4.325 per share, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on February 27, 2023.
(4)	The amount of the registration fee is calculated pursuant to Section 6(b) of the Securities Act, which currently provides that the filing fee rate shall be “$110.20 per $1 million” of the maximum aggregate price at which such securities are proposed to be offered.